EXHIBIT 10.10

June 26, 2008

Brent Olthoff

HF Financial Corp.

P.O. Box 5000

Sioux Falls, SD 57117 – 5000

Dear Brent:

I am pleased to confirm First Tennessee Bank National Association’s reaffirmation of HF Financial Corp’s Six Million Dollar ($6,000,000.00) Revolving Line of Credit facility.  The line will mature on September 30, 2008.  The short maturity will allow FTN Financial the opportunity to perform an on-site due diligence of Home Federal Bank (Bank). Once complete, FTN Financial will submit a request to renew the line for a full one year.

In the interim, the Line of credit may be used for: i) capital infusion to its subsidiaries to support growth and/or other liquidity needs. Interest on the outstanding balance will be payable quarterly at a variable rate per annum on the outstanding balance. The variable rate of interest shall be a 1/4% discount to First Tennessee Bank’s Base Rate, which is currently 5.00%.  Thus, your borrowing rate today would equal 4.75%. Again, the maturity date of the commitment is September 30, 2008.

The line will continue to be governed by the following covenants:

•                  ROA >= 0.60% (Consolidated Basis)

•                  Leverage Ratio >= 6.00% (Bank)

•                  NPLs/TLs <2.50% (Consolidated Basis)

Please keep in mind that these covenants will be tested on a quarterly basis.  A portion of the bank’s stock will be required to secure the loan if Borrower and/or Bank is in default of one or all covenants governing the Line of Credit. This will only apply if the line is funded.

Brent, it is a pleasure of First Tennessee Bank to provide this commitment to your institution. I will be in touch in the coming weeks in order to schedule a due diligence trip.  Please do not hesitate to call if you have any questions.

Sincerely,

/s/ David House
David House
Vice President
Correspondent Services